VICE PRESIDENT'S INCENTIVE BONUS PLAN FOR FISCAL 1997

A fiscal 1997 Vice President's Incentive Bonus plan is established for distribution after the end of fiscal 1997. The President and each Vice President will receive a maximum bonus of 30% of base salary for fiscal 1997 if Consolidated Operating Profit (income before interest, taxes, depreciation and amortization before payment of any bonuses) is at least 64% greater than the level achieved in fiscal 1996, as follows:

The President and each Vice President will receive a bonus of 5% of base salary for fiscal 1997 if Consolidated Operating Profit is at least equal to $29,846,000. Thereafter, 2.24% of base salary will be paid as bonus for each 1% improvement in Consolidated Operating Profit up to a level of $31,844,000. For each 1% improvement in Consolidated Operating Profit beyond $31,844,000, an additional .72% of base salary will be paid, up to a maximum incentive bonus of 30% of base salary.